FUND SERVICES AGREEMENT

between

E.I.I. REALTY SECURITIES TRUST

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF GFS	2
3. FEES	3
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6. REPRESENTATIONS AND WARRANTIES	7
7. CONFIDENTIALITY	7
8. PROPRIETARY INFORMATION	8
9. ADDITIONAL FUNDS AND CLASSES	9
10. ASSIGNMENT AND SUBCONTRACTING	9
11. TERM AND TERMINATION	9
12. MISCELLANEOUS	10

ATTACHED APPENDICES

APPENDIX I

APPENDIX II

E.I.I. REALTY SECURITIES

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) dated the 18th day of March, 2016 (the “Effective Date”), is entered into by and between E.I.I. REALTY SECURITIES TRUST, a Delaware statutory trust having its principal office and place of business at 640 Fifth Avenue, 8th Floor, New York, New York 10019 (the "Trust") and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix II attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 9, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that GFS perform the services selected on Appendix II (collectively the “Services”) for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund, hereby appoints GFS to provide the Services to the Trust and the Funds for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the Services in return for the compensation as provided in Section 3 and Appendix II of this Agreement.

(b)	In connection therewith, the Trust has delivered to GFS copies of:

(i)	the Trust's Amended and Restated Trust Instrument and Amended & Restated Bylaws (collectively, the "Organizational Documents");

(ii)	the Trust's Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act (the "Registration Statement");

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(iii)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current prospectuses and statement of additional information for each Fund and class of shares (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	if applicable, each Fund’s current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act (the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the Investment Company Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolutions of the Board of Trustees of the Trust (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF GFS

GFS’s duties with respect to the Services are detailed in Appendix I to this Agreement.

(a)	In order for GFS to perform the Services, the Trust (i) shall cause all third party service providers to the Trust or Funds to furnish any and all information to GFS and assist GFS as GFS may require and (ii) shall ensure that GFS has access to all records and documents maintained by the Trust and the Funds or any service provider to the Trust or the Funds.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Trust’s chief compliance officer and its legal counsel of such violation.

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3.	FEES

(a)	Fees. As compensation for the Services provided by GFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix II attached hereto. Fees will begin to accrue for each Fund on the latter of the Effective Date or the date GFS begins providing services to such Fund. For the purpose of determining fees calculated as a function of such Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which the Services have been furnished, a statement reflecting all of the charges for such month together with any unpaid charges from prior months. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses in connection with the performance of the Services, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services, as well as for any out-of-pocket expenses incurred by GFS at the request or with the consent of the Trust. For the avoidance of doubt, and without intending to limit the Trust’s reimbursement obligation, the Trust agrees to reimburse GFS for the following expenses to the extent incurred by GFS in the performance of the Services:

(i)          taxes (except to the extent relating to the income of GFS);

(ii)         interest;

(iii)        brokerage fees and commissions, if any;

(iv)	fees for trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of GFS or a Fund’s investment adviser;

(v)          SEC fees (including EDGAR filing fees);

(vi)         state blue sky registration or qualification fees;

(vii)        advisory fees;

(viii)       charges of custodians;

(ix)         transfer and dividend disbursing agents' fees;

(x)          insurance premiums;

(xi)         outside auditing and legal expenses;

(xii)       costs of maintaining Trust existence;

(xiii)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;

(xiv)       costs of preparing and printing prospectuses for regulatory purposes;

(xv)        costs of shareholders' reports, Trust meetings and related expenses; and

(xvi)       any extraordinary expenses.

(c)	Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix II attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide the Board prior written notice of any CPI increase.
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(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) business days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS in connection with the performance of the Services shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of each Fund’s Records (which backup set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the Investment Company Act.

(f)	Post-Engagement Audit Support Fees. After a de-conversion, GFS may be called upon to provide support to a Fund’s service providers in connection with a Fund’s annual audit. Services provided by GFS to accommodate any request by the Fund for assistance with the Fund’s annual audit following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. The Fund agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating any such request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. The Trust shall also indemnify and hold GFS harmless from all reasonable actions taken by GFS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties in response to information, advice, records, reports, requests or instructions generated by the Trust, the Funds, the Fund’s legal counsel or the Fund’s independent accountants.

(b)	Indemnification of the Trust. GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or
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which arise out of GFS’s lack of good faith, gross negligence or willful misconduct with respect to GFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties’ standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

At any time, GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel in accordance with Section 4(a) above.

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(d)	Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, except or unless any GFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Trust.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the indemnitee to timely notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder except to the extent that the indemnitor is materially prejudiced by such failure.

(g)	Defense of Claims. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)	Limitation of GFS’s Liability. Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Trust or any Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund. IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund(s) to which GFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Trust or the Fund(s). It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the Trust property of the Trust, as provided in the Trust’s Organizational Documents.

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6.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized, existing and in good standing under the laws of the state of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be so registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to GFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the state of its organization;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an investment company registered under the Investment Company Act and will operate in conformance with the Investment Company Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act is effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund(s) being offered for sale; and

(vi)	the Trust’s Organizational Documents, Registration Statement and Prospectuses are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

7.       CONFIDENTIALITY

GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

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(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

8.       PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Trust agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by GFS or as may be duly requested by regulatory authorities.

(b)	Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.
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(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section 8 shall survive any earlier termination of this Agreement.

9.       ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares (i.e., Funds) or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix II; however, either GFS or the Trust may elect not to make any such series or class subject to this Agreement.

10.       ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

11.       TERM AND TERMINATION

(a)	Term. This Agreement shall remain in effect for a period of two (2) years from the Effective Date (the “Initial Term”) and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(b)	Termination. This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by GFS at the end of the Initial Term or any time after the end of the Initial Term upon not less than ninety (90) days’ advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the parties agree to submit to arbitration in accordance with Section 12(g) of this Agreement. Additionally, GFS may terminate this Agreement with respect to a Fund at any time following the Board’s determination to liquidate such Fund by delivering written notice to the Board setting forth the date on which such termination is to be effective. In the event of any termination of this Agreement, GFS agrees that it will cooperate to facilitate the smooth transition of services to a replacement service provider, if one has been selected by the Board.

(c)	Reimbursement of Expenses Incurred by GFS in Effecting Any Termination. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to
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collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination.

(d)	Survival of Certain Obligations. The obligations of Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement.

12.       MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in New York according to the Securities Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

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(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to the Trust:	If to GFS:

E.I.I. Realty Securities Trust

Attn: Michael J. Meagher

640 Fifth Avenue, 8th Floor

New York, NY 10019

Email: mmeagher@eiicm.com

With a copy to:

Katten Muchin Rosenmann LLP

575 Madison Avenue

New York, NY 10022

Attn: Peter J. Shea

Gemini Fund Services, LLC Attn: Legal Department 17605 Wright Street, Suite 2 Omaha, NE 68130 Email: GFSLegal@thegeminicompanies.com

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

E.I.I. REALTY SECURITIES TRUST By: /s/ Richard J. Adler Richard J. Adler Chief Executive Officer & President	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Kevin Wolf President

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